Contact:

Jacquelynne “Jacque” Bohlen
SVP/Investor Relations Director
Umpqua Holdings Corporation
(503) 727-4117
jacquebohlen@umpquabank.com

Umpqua Holdings Corporation Announces $0.21 Per Common Share Dividend and Date of Fourth Quarter 2022 Earnings Conference Call

PORTLAND, Ore., January 11, 2023 – Umpqua Holdings Corporation (Nasdaq: UMPQ), parent company of Umpqua Bank, today announced that its board of directors has approved a quarterly cash dividend in the amount of $0.21 per common share. The dividend is payable on February 6, 2023, to shareholders of record as of January 23, 2023.

Umpqua Holdings Corporation also announced it will host its fourth quarter 2022 earnings conference call on Tuesday, January 24, 2023 at 10:00 a.m. PT (1:00 p.m. ET). During the call, the Company will provide an update on recent activities and discuss its fourth quarter 2022 financial results, which are expected to be released after the market closes on January 23, 2023. There will be a live question-and-answer session following the presentation, and participants may register for the call using the below link to receive dial-in details and their own unique PINs or join the audiocast. It is recommended you join 10 minutes prior to the start time.

Register for the call: https://register.vevent.com/register/BIe0ddbff7399e4e01aaf5599b227fe00d
Join the audiocast: https://edge.media-server.com/mmc/p/tvpg2iae
Access the replay through the Company’s investor relations page: https://www.umpquabank.com/investor-relations/.

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (Nasdaq: UMPQ), headquartered in Portland, Oregon, is the parent company of Umpqua Bank, an Oregon-based regional bank that operates in Oregon, Washington, California, Idaho, Nevada, Arizona, and Colorado. Umpqua Bank has been recognized for its innovative customer experience and banking strategy by national publications including The Wall Street Journal, The New York Times, BusinessWeek, Fast Company and CNBC. The company was named #1 in Customer Satisfaction for the Northwest Region in the J.D. Power 2021 U.S. Retail Banking Satisfaction StudySM, and Forbes consistently ranks Umpqua as one of America's Best Banks. The Portland Business Journal has also recognized Umpqua as the Most Admired Financial Services Company in Oregon for eighteen consecutive years. In addition to its retail and commercial banking presence, Umpqua Bank owns Financial Pacific Leasing, Inc., a nationally recognized commercial finance company that provides equipment leases to businesses. For more information, visit umpquabank.com.

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